SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (this “Agreement”) is made and entered into as of the 16th day of October, 2008 by and among Lantis Laser, Inc. (“Plaintiff”), a corporation registered in the State of Nevada having its principal place of business located at 11 Stonebridge Court, Denville, New Jersey 07834 on the one hand, and Ice Cold Stocks, LLC, a New York limited liability corporation and has its principal place of business located 24748 Long Valley Road, Calabasas,  Los Angeles County, California, Var Growth Corporation, an inactive New York corporation with its principal place of business located at 24748 Long Valley Road, Calabasas, California, Debbie Sutz, an individual who resides at 419 Roads End Street, Glendale, California 91205, Barry Davis, an individual who resides at 419 Roads End Street, Glendale, California 91205 and Interwest Transfer Co., Inc., a corporation registered in the State of Utah having its principal place of business located at 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117 (collectively,  “Defendants”), on the other hand.

WHEREAS,  Plaintiff has filed a complaint against the Defendants captioned  Lantis Laser, Inc. v.  Lantis Laser Inc. (“Lantis” or “Plaintiff”) v. Ice Cold Stocks, Var Growth Corporation, Barry Davis, Debbie Sutz, United States District Court Central District of California – Western Division, Case No.: CV 08-03587 (the “Litigation”); and

WHEREAS, Defendants transferred 335,000 shares of Lantis Laser, Inc. stock to Thomas Sweeney, Kim Davis, Daphna Rose, Glenn Meyers, Michael Lamis, Doug Newman, Harvey Glicker, and Alan Schwartz (the “Transferred Stock”); and

WHEREAS, Plaintiff and Defendants desire to finally and completely resolve the Litigation.

NOW, THEREFORE, for the consideration and mutual promises set forth herein, the legal adequacy and sufficiency of which is acknowledged by all parties, the undersigned parties agree as follows:

Section 1.  Effective upon the execution of this Agreement, and in consideration of the promises set forth above, the Parties agree to release and relinquish any and all claims as to each other as follows:

                     a.        The words “claims” or “claim” wherever appearing in this Agreement, shall mean each and every claim, demand, controversy, injury, damage, debt, liability, judgment (whether in law or in equity), account, reckoning, obligation, contract, agreement, loss, cost, expense, lien, suit and action or cause of action relating to or concerning the Disputes and the claims released in this Agreement (including but not limited to claims for costs and attorney’s fees for settlement negotiation and other expenses).

                     b.        Except as set forth in paragraph 4 below, the Parties, for themselves, their representatives, employees, attorneys, associates, administrators, insurance companies, agents, independent contractors, contractors, predecessors, heirs, successors, assigns and transferees, and all persons acting by, through under and in concert with them, or any of them, hereby fully and forever release and fully and forever discharge each other, together with each of their respective employees, representatives, contractors, officers, directors, agents, shareholders, trustees, beneficiaries, co-venturers and partners, associates, owners, parents, subsidiaries, affiliates, insurers, predecessors, successors, assignees, transferees, heirs, attorneys, administrators, independent contractors and all persons acting by, through, under or in concert with them, or any of them, from any and all liability for any and all claims, including, but not limited to, all fees, costs, payments, penalties or for any indemnification or subrogation, arising in any way from  the Litigation and Consulting Agreement, whether known or unknown, suspected or unsuspected, fixed or contingent, whether at law or in equity, of whatsoever kind nature or description, arising from the beginning of time to the date of this Agreement.

                     c.        The mutual releases given herein by the parties are and shall be releases of all claims each of the Parties have against one another arising from or relating to the Disputes and the Lawsuit, whether known or unknown, and the Parties knowingly release and waive all rights reserved by Civil Code § 1542, which provides as follows:

                     "A GENERAL RELEASE DOES NOT EXTEND TO THE CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

Plaintiff and the Defendant represent that they have read and understand the effect and import of this provision, and that they have been represented and advised by their respective attorneys concerning this provision.

                     d.        The Parties hereby acknowledge they are aware that they may hereafter discover facts in addition to or different from those which they now know or believe to exist with respect to all or a part of the subject matter of the release set forth herein, but that the release given and made in this Agreement shall remain in effect as a full, complete and irrevocable general release notwithstanding the discovery or existence of any such additional or different facts.

                     e.        Notwithstanding anything to the contrary contained in this Agreement or in the release herein, whether appearing hereinabove or herein below, the Parties to this Agreement do not and shall not release, discharge, relinquish or impair any rights, claims or obligations which this Agreement creates or expressly preserves.  The rights and claims which are preserved herein shall wholly and completely survive the releases set forth herein and the performance of this Agreement.

Section 2.        Dismissal of Claims by Plaintiff and Counterclaims by Defendants.  Within ten (10) days of the date of this Re-Issuance of Stock to Defendants as set forth in Section 3, below, Plaintiff shall dismiss with prejudice all claims asserted or that could have been asserted by Plaintiff against Defendants in the Litigation.  Within ten (10) days of the date of Re-Issuance of Stock to Defendants as set forth in Section 3, below, Defendants shall dismiss with prejudice all counterclaims asserted or that could have been asserted by Defendants against Plaintiff in the Litigation.

Section 3.        Plaintiff’s Re-Issuance of Stock to Defendants.

a.        Plaintiff shall re-issue one or more certificates as instructed by Defendants for 1,415,000 shares (1,750,000 shares minus 335,000 shares of the Transferred Stock) (the “Reissued Shares”) of its common stock within (10) days after the date of this Agreement. The Reissued Shares shall be unregistered and shall bear an appropriate restrictive legend. The Reissued Shares shall be provided as a replacement for the certificate previously issued pursuant to the Consulting Agreement dated November 14, 2007, and shall be deemed to have been issued as of that date.

b.        Pursuant to Securities and Exchange Commission Rule 144, the holding period for the Reissued Shares shall expire on or about November 14, 2008.  The Defendants hereby agree that they will not submit any of the Reissued Shares for removal of the restrictive legend on or after November 14, 2008 except as follows:  (i) at any time on or after January 15, 2009, Defendants may submit up to 100,000 shares of the Reissued Shares to the transfer agent for the removal of the restrictive legend; (ii) at any time on or after March 15, 2009 the Defendants may submit up to an additional 150,000 shares of the Reissued Shares to the transfer agent for the removal of the restrictive legend; (iii) at any time on or after April 15, 2009 the Defendants may submit up to an additional 150,000 shares of the Reissued Shares to the transfer agent for the removal of the restrictive legend; (iv) at any time on or after June 15, 2009 the Defendants may submit any or all of the balance of 1,015,000 of the Reissued Shares to the transfer agent for the removal of the restrictive legend; and (vi) at any time on or after June 15, 2009 the Transferred Stock may be submitted to the transfer agent for removal of the restrictive legend. Provided that the Defendants have supplied the transfer agent with all required information with respect to the request to remove the restrictive legends pursuant to the schedule set forth above, the Plaintiff shall instruct its transfer agent to comply with the Defendants request and remove the restrictive legend from the submitted shares.   It is expressly understood that should the Defendants submit any of the Reissued Shares to the transfer agent for removal of the restrictive legend prior to the dates set forth above that the transfer agent may reject such request, and the Defendants expressly waive any potential claim against the transfer agent based on its refusal to remove the restrictive legend except as provided for in this paragraph.

c.        Defendants shall return within one (1) day after the date of this Agreement by overnight courier addressed to Plaintiff at the address set forth above the certificate previously issued by Plaintiff in the amount of 3,165,000 (3,500,000 minus 335,000 shares of the Transferred Stock) shares to Plaintiff that Plaintiff shall cancel and replace with the certificate above for 1,415,000 shares issued in the name as directed by Defendant Davis.  Plaintiff makes no assurance of the price at which the shares of its common stock may be sold by Defendants and Defendants expressly waive any potential claim against Plaintiff based on any expectation by the Defendants of the price at which such shares could or should be sold.

Section 4.        Non-Disparagement. The parties agree that they will not make any disparaging or defamatory remarks or comments regarding each other (including, but not limited to, any other party’s employees, practices, products, and services), expressly or by implication.

Section 5.        Termination of Consulting Agreement.  Plaintiff and Defendants agree that, except with respect to the issuance of shares and the reissuance of said shares as provided for in paragraph 5, above, the Consulting Agreement dated November 15, 2007 upon which the Litigation was brought is hereby terminated and shall be considered null and void and of no further effect.

Section 6.        Severability.  Should any provision in this Agreement be declared or determined to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby, and the illegal or invalid part, term, or provision shall be deemed not to be part of this Agreement, and all remaining provisions shall remain valid and enforceable.

Section 7.        No Waiver.  The failure of any party to this Agreement to enforce at any time, or for any period of time, any one or more of the terms of this Agreement shall not be a waiver of such terms or conditions or of such party’s right thereafter to enforce each and every term and condition of this Agreement.

Section 8.        Authority.   The corporate parties listed below, by their signatures, represent and warrant that the persons signing this Agreement on their  behalf have full and binding authority to do so.

Section 9.        Choice of Law.  This Agreement shall be interpreted and enforced in accordance with the laws of California, notwithstanding any contrary choice of law principles.

Section 10.        Jurisdiction.  The parties understand and agree that the Superior Court of United States District Court Central District Of California – Western Division has continuing jurisdiction of this action for purposes of enforcing the terms of this Agreement.

Section 11.        Entire Agreement.  This Agreement constitutes the entire and exclusive agreement between and among the parties on the matters set forth herein, and any and all prior or contemporaneous agreements, understandings, promises, representations, warranties, and covenants, whether written or oral, and whether express, implied, or apparent, are hereby deemed to be merged into and made part of this Agreement.

Section 12.        No Presumption Against Drafter.  This Agreement has been drafted through a cooperative effort of all parties, and none of the parties shall be considered the drafter of this Agreement so as to give rise to any presumption or convention regarding construction of this document.

Section 13.        Fees and Costs.  Except as set forth above, the parties agree to bear their own costs and attorneys’ fees related to the Litigation.

Section 14.        Confidentiality of this Settlement Agreement.  The terms of this Agreement are to be kept confidential by the parties except as may be necessary to enforce any terms of this Agreement or otherwise required by law.

Section 15.        Recitals.  The parties acknowledge the accuracy of the Recitals and incorporate the Recitals into and make them a part of this Agreement.

Section 16.        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Each such original, electronically-imaged, or facsimile copy of this Agreement executed in counterpart by any of the parties shall be deemed to be an original for all purposes.

Section 17.        Legal Advice.  The parties understand and agree to the terms of this Agreement.  They represent that they have sought and obtained legal advice about its scope and effect and have entered into the Agreement freely and voluntarily.
[Signature Page to Settlement Agreement follows]

LANTIS LASER, INC.

By:	/s/
Its:		/s/
Debbie Sutz

VAR GROWTH CORPORATION

/s/		By:	/s/
Barry Davis		Its:

[Signature Page to Settlement Agreement]